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                                                                   EXHIBIT 10.66

                                  May 11, 1999


VIA FACSIMILE (203) 357-6836
----------------------------
Tony Pantuso
Senior Vice President
GE Capital Equity Investments, Inc.
120 Long Ridge Road
Stamford, Connecticut 06927


     Re:  Letter Agreement for Marketing Services

Dear Sharon:

     This Letter Agreement sets forth the agreement between iXL Enterprises, Inc. ("iXL") and GE Capital Equity Investments, Inc. ("GECC") with respect to marketing obligations of GECC in print, radio, television, and electronic media (collectively, the "Media"), regarding a joint marketing program (the "Program") promoting GECC, iXL, and its subsidiary, Consumer Financial Network ("CFN") as contemplated and as good and valuable consideration for the Warrant Agreement between GECC and iXL dated April 7, 1999.

I. GECC shall contribute one million two hundred thousand dollars ($1,200,000) (the "Budget") for marketing and advertising services (collectively, the "Marketing Services") to be allocated in the following manner:

    A. Seventy percent (70%) of the Budget is devoted to Media relations, which include, but are not limited to, strategic media positioning, direct marketing, public relations, press releases, newswire services, media communications, and placement of advertising and marketing materials.

    B. Thirty percent (30%) of the Budget is devoted to creative services, which include, but are not limited to, the creation and production of advertisements and marketing materials, such as brochures, newsletters, graphics, photographs, photostats, printings, reprints, tradeshow materials, and packaging materials.

    C. The timing and method of payment of the Budget shall be mutually agreed upon by iXL and GECC.

II. GECC and iXL shall mutually agree upon the appropriate GECC and iXL employees and outside consultants to be dedicated to the Program.
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III.   The Marketing Services described in this Letter Agreement shall include promotion of iXL, CFN and GECC.

IV. The Marketing Services described in this Letter Agreement shall be rendered by GECC for a period of twelve months, beginning April 7, 1999 and ending on April 7, 2000.

V. Marketing Services shall be rendered in compliance with all federal, state, and local laws, rules, and regulations.

VI. iXL is responsible for the accuracy, completeness, and propriety of any materials provided by iXL to GECC regarding iXL's organization, products, and services.

VII. Each party will procure proper releases as required by law for any photographs, pictures, music, lyrics, testimonials, talent, creative properties, and other materials submitted by such party for use under this Agreement.

VIII. Any dispute or controversy under this Agreement shall be resolved by mediations under the Center for Public Resources Institute for Dispute Resolution ("CPR") Mediation Procedure. The mediator shall be selected from the CPR Panels of Distinguished Neutrals. Any controversy or claim that remains unresolved after forty five (45) days of appointment of the mediator, shall be settled by arbitration by a sole arbitrator in accordance with the CPR Rules for Non-Administered Arbitration, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.


  If the terms of our understanding have been correctly set forth, please confirm this by signing and returning to us the enclosed copy of this letter.

                                Sincerely,

                                iXL Enterprises, Inc.

                                By: /s/ U. Bertram Ellis, Jr.
                                   ---------------------------------------
                                Name:  U. Bertram Ellis, Jr.
                                Title: President and Chief Executive Officer

CONFIRMED AND AGREED:

GE Capital Equity Investments, Inc.

By: /s/ Tony J. Pantuso
   ---------------------------
Name:   Tony J. Pantuso
Title:  S.V.P.

Date:  5/11/99